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EXHIBIT 1.1

GUANGSHEN RAILWAY COMPANY LIMITED
(a joint stock limited company incorporated in the People's Republic of China) Stock Code: 525


NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT an Extraordinary General Meeting (the "EXTRAORDINARY GENERAL MEETING") of Guangshen Railway Company Limited (the "COMPANY") will be held at 9:30 a.m. on 3 March 2006 in the conference room of the Company at 3/F, No.1052 Heping Road, Shenzhen, Guangdong Province, The People's Republic of China (the "PRC") to consider and, if thought fit, approve the following ordinary resolutions of the Company:


ORDINARY RESOLUTIONS

1. "THAT each of the new conditional services agreements, both dated 13 January 2006 (collectively, the "NEW SERVICES AGREEMENTS") entered into between (i) the Company and Guangzhou Railway (Group) Company; and (ii) the Company and Guangshen Railway Enterprise Development Company respectively (copies of which have been produced to the meeting and marked "A" and "B" respectively), the continuing connected transactions referred to therein, together with the proposed annual caps in relation to each type of ongoing connected transactions, be and are hereby approved, confirmed and ratified and that the directors of the Company be and are hereby authorised to do all such further acts and things and execute all such further documents and take all such steps as they may consider necessary, desirable or expedient to implement and/or give effect to the terms of the New Services Agreements and/or the continuing connected transactions with such changes as the directors of the Company may consider necessary, desirable or expedient."

2. "THAT subject to the passing of the special resolutions at the extraordinary meeting of the shareholders of the Company to be held on 20 January 2006 of the proposal for the application for the public issue of Renminbi-denominated ordinary shares of the Company (the "A SHARE ISSUE") (Details of the A Share Issue are set out in the Company's circulars dated 5 December 2004 and 8 December 2005) and completion of the A Share Issue, the proposal that the existing and new shareholders of the Company will be entitled to sharing the undistributed retained profits of the Company be and is hereby approved."

Notes:

(1) Holders of the H shares of the Company are advised that the register of members of the Company's H shares will be closed from 1 February 2006 to 3 March 2006 (both days inclusive), during which no transfer of H shares will be registered. Shareholders of the Company whose names appear on the registers of members of the Company at 4:00 p.m. on 27 January 2006, or their proxies, are entitled to attend the Extraordinary General Meeting by presenting their identity cards or passports.

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(2) Each shareholder entitled to attend and vote at the Extraordinary General
Meeting may appoint one or more proxies (whether a shareholder or not) to attend the meeting and vote on his behalf.

(3) Where a shareholder appoints more than one proxy, his proxies may only exercise the voting right when a poll is taken.

(4) The instrument appointing a proxy must be in writing and signed by the appointer or his attorney duly authorized in writing. If the proxy form is signed by an attorney on behalf of the appointor, the power of attorney or other authority must be notarially certified. To be valid, the proxy form, together with a notarially certified copy of the power of attorney or other authority, must be delivered to the registered address of the Company not less than 24 hours before the commencement of the Extraordinary General Meeting or any adjournment thereof (as the case may be).

(5) Shareholders who intend to attend the Extraordinary General Meeting are requested to deliver the attendance confirmation reply form to the registered office of the Company in person, by post or by facsimile on or before 11 February 2006.

(6) The Extraordinary General Meeting is expected to last for half a day. Shareholders and proxies attending the Extraordinary General Meeting shall be responsible for their own traveling, accommodation and other related expenses.


Registered Office of the Company:
No. 1052 Heping Road
Shenzhen, Guangdong Province
The People's Republic of China
Telephone: 86-755-25587920 or 25588146
Facsimile: 86-755-25591480


By Order of the Board
GUO XIANGDONG
Company Secretary

Shenzhen, the PRC
13 January 2006

As at the date of this announcement, the directors of the Company are Wu Junguang, Li Kelie and Yang Jinzhong; the non-executive directors of the Company are Hu Lingling, Wu Houhui and Wen Weiming; and the independent non-executive directors of the Company are Chang Loong Cheong, Deborah Kong and Wilton Chau Chi Wai.